Exhibit 99.1

Schlumberger Announces First-Quarter 2006 Results

NEW YORK, April 21, 2006 – Schlumberger Limited (NYSE:SLB) today reported first-quarter 2006 operating revenue of $4.24 billion versus $4.02 billion in the fourth quarter of 2005 and $3.16 billion in the first quarter of last year.

On April 7, 2006, Schlumberger effected a two-for-one split of the Company’s common stock. Accordingly, all share and earnings-per-share data contained in this press release have been restated.

Income from continuing operations, before charges and credits, was $723 million, an increase of 13% sequentially and 85% year-on-year. Earnings-per-share diluted, before charges and credits, were $0.59, versus $0.52 in the previous quarter and $0.32 in the first quarter of last year.

Income from continuing operations, including charges and credits, was $0.59 per share-diluted versus $0.54 in the previous quarter and $0.43 in the first quarter of 2005. Net income was $723 million or $0.59 per share-diluted, compared to $0.54 in the previous quarter and $0.43 in the first quarter of 2005.

Oilfield Services revenue of $3.71 billion increased 4% sequentially and 34% year-on-year. Pretax business segment operating income of $949 million increased 11% sequentially and 70% year-on-year.

WesternGeco revenue of $530 million increased 14% sequentially and 40% year-on-year. Pretax business segment operating income of $158 million increased 44% sequentially and 149% year-on-year.

On April 20, 2006, Schlumberger and Baker Hughes signed an agreement pursuant to which Schlumberger will acquire Baker Hughes’ 30% minority interest in WesternGeco for $2.4 billion in cash.

Schlumberger Chairman and CEO Andrew Gould commented, “Activity increases and strong pricing momentum, particularly in North America, drove first-quarter results despite the severe curtailment of activity in Russia early in the year. Internationally by geographical area, Saudi Arabia, North Africa and the North Sea strengthened significantly as new projects and additional rigs were mobilized. Demand for new technology continued to increase with Drilling & Measurements and Well Services Technologies showing double-digit sequential growth.

WesternGeco reported another exceptional quarter with activity reaching new record levels driven by exploration demand as well as continued Q technology uptake. The industry exploration cycle that has now clearly begun is likely to be longer and more sustainable than anything seen in recent years. Targeted reservoirs are likely to be smaller and will be more complex, with ultimate recovery factors being key to project economics. Our decision to purchase the minority interest of WesternGeco reflects our confidence in the seismic market and our belief that greater reservoir complexity will require more accurate reservoir characterization. A closer integration between surface seismic and other Schlumberger measurement technologies will lead to substantial progress in eliminating reservoir uncertainties.

-more-

Schlumberger Announces First-Quarter 2006 Results, page 2

Our research and development capability was expanded during the quarter with the official opening of the Electrical Submersible Pump engineering and manufacturing center in Tyumen, West Siberia and the inauguration of the Schlumberger Dhahran Center for Carbonate Research in Saudi Arabia. Both facilities reflect our commitment to add and develop technology in local markets and in close cooperation with customers and academia.

While the exceptionally high gas storage levels following the mild winter may lead to some temporary slowing in gas activity in the U.S., the struggle to increase the world’s margin of spare production capacity in the face of accelerating decline rates and growing geopolitical issues will continue to provide the fundamentals for strong sustainable growth.”

Other Events:

•	Schlumberger completed the 15 million-share (30 million split-adjusted) buy-back program initiated in July 2004 for a total amount of $1.2 billion, at an average share price of $79 ($39.50 split-adjusted).

•	On April 20, 2006, the Board of Directors of Schlumberger approved a share buy-back program of up to 40 million shares to be acquired in the open market before April 2010, subject to market conditions.

•	On April 10, 2006, Schlumberger common stock started trading on a post-split basis.

Schlumberger Announces First-Quarter 2006 Results, page 3

Consolidated Statement of Income (Unaudited)

(Stated in thousands except per share amounts)

	Three Months
For Periods Ended March 31	2006	2005
Operating revenue	$4,239,017	$3,159,111
Interest and other income(1) (3)	65,492	188,553
Expenses
Cost of goods sold and services(3)	2,994,794	2,405,132
Research & engineering	129,406	121,220
Marketing	13,166	10,062
General & administrative	97,224	85,422
Interest	47,844	46,562

Income from Continuing Operations before taxes and minority interest	1,022,075	679,266
Taxes on income(3)	256,651	137,696

Income from Continuing Operations before minority interest	765,424	541,570
Minority interest	(42,913)	(17,133)

Income from Continuing Operations	722,511	524,437
Loss from Discontinued Operations	—	(1,028)

Net Income	$722,511	$523,409

Diluted Earnings Per Share
Income from Continuing Operations	$0.59	$0.43
Loss from Discontinued Operations	—	—

Net Income	$0.59	$0.43

Average shares outstanding	1,180,344	1,178,666
Average shares outstanding assuming dilution	1,240,694	1,227,530

Depreciation & amortization included in expenses(2)	$354,603	$328,465

1)	Includes interest income of $35 million and $19 million in the first quarters of 2006 and 2005, respectively.

Schlumberger Announces First-Quarter 2006 Results, page 4

2)	Including Multiclient seismic data costs.
3)	Charges and credits:

(Stated in millions except per share amounts)

	Pretax	Tax	Net	Diluted EPS Effect	Income Statement Classification
The first quarter of 2005 includes:
Gain on sale of Montrouge facility	$145.7	$—	$145.7	$0.12	Interest and other income
Real estate related charges	(12.1)	0.8	(11.3)	(0.01)	Cost of goods sold and services

	$133.6	$0.8	$134.4	$0.11

There were no Charges or Credits in the first quarter of 2006.

Schlumberger Announces First-Quarter 2006 Results, page 5

Condensed Balance Sheet (Unaudited)

(Stated in thousands)

	Mar. 31, 2006	Dec. 31, 2005
Assets
Current Assets
Cash and short-term investments	$3,233,843	$3,495,681
Other current assets	5,453,760	5,058,232

	8,687,603	8,553,913
Fixed income investments, held to maturity	401,750	359,750
Fixed assets	4,410,817	4,200,638
Multiclient seismic data	206,609	222,106
Goodwill	2,983,147	2,922,465
Other assets	1,851,610	1,818,620

	$18,541,536	$18,077,492

Liabilities and Stockholders’ Equity
Current Liabilities
Accounts payable and accrued liabilities	$3,301,342	$3,564,854
Estimated liability for taxes on income	1,085,610	1,028,571
Bank loans and current portion of long-term debt	802,196	796,578
Dividend payable	148,383	124,733

	5,337,531	5,514,736
Long-term debt	3,635,156	3,591,338
Postretirement benefits	722,889	707,040
Other liabilities	165,772	167,611

	9,861,348	9,980,725
Minority interest	548,775	505,182
Stockholders’ Equity	8,131,413	7,591,585

	$18,541,536	$18,077,492

Schlumberger Announces First-Quarter 2006 Results, page 6

Net Debt (Unaudited)

Net debt represents gross debt less cash, short-term investments and fixed income investments, held to maturity. Management believes that net debt provides useful information regarding the level of Schlumberger indebtedness. Details of the net debt follow:

(Stated in millions)

2006
Net Debt, January 1, 2006	$(532)
Income from continuing operations	723
Excess of equity income over dividends received	(31)
Depreciation and amortization	355
US pension contribution	(200)
Increase in working capital requirements	(421)
Capital expenditures	(499)
Dividends paid	(124)
Proceeds from employee stock plans	164
Stock repurchase program	(254)
Other	24
Translation effect on net debt	(7)

Net Debt, March 31, 2006	$(802)

(Stated in millions)

Components of Net Debt	Mar. 31, 2006	Dec. 31, 2005
Cash and short-term investments	$3,234	$3,496
Fixed income investments, held to maturity	401	360
Bank loans and current portion of long-term debt	(802)	(797)
Long-term debt	(3,635)	(3,591)

	$(802)	$(532)

Schlumberger Announces First-Quarter 2006 Results, page 7

In addition to financial results determined in accordance with generally accepted accounting principles (GAAP) this First-Quarter Earnings Press Release also includes non-GAAP financial measures (as defined under the SEC Regulation G). The following is a reconciliation of these non-GAAP measures to the comparable GAAP measures:

(Stated in millions except per share amounts)

	Fourth Quarter 2005
	Pretax	Tax	Min Int	Net
Income from Continuing Operations per Consolidated Statement of Income	$901.5	$207.1	$(33.8)	$660.6
Add back Charges & Credits:
- Gain on sale of Hanover Compressor stock	(20.9)	—	—	(20.9)

Income from Continuing Operations before charges & credits	$880.6	$207.1	$(33.8)	$639.7

Continuing operations	GAAP	Before charges & credits
Effective tax rate	23.0%	23.5%
Diluted Earnings per Share	$0.54	$0.52

	First Quarter 2005
	Pretax	Tax	Min Int	Net
Income from Continuing Operations per Consolidated Statement of Income	$679.3	$137.7	$(17.1)	$524.5
Add back Charges & Credits:
- Gain on sale of Montrouge facility	(145.7)	—	—	(145.7)
- Real estate related charges	12.1	0.8	—	11.3

Income from Continuing Operations before charges & credits	$545.7	$138.5	$(17.1)	$390.1

Continuing operations	GAAP	Before charges & credits
Effective tax rate	20.3%	25.4%
Diluted Earnings per Share	$0.43	$0.32

Schlumberger Announces First-Quarter 2006 Results, page 8

Business Review (Unaudited)

(Stated in millions)	First Quarter
	2006	2005	% chg
Oilfield Services
Operating Revenue	$3,711	$2,779	34%
Pretax Operating Income	$949	$559	70%

WesternGeco
Operating Revenue	$530	$378	40%
Pretax Operating Income	$158	$64	149%

Pretax operating income represents the business segments’ income before taxes and minority interest. The pretax operating income excludes corporate expenses, interest income, interest expense, amortization of certain intangible assets, interest on post-retirement benefits, stock-based compensation costs and the charges and credits described on page 4, as these items are not allocated to the segments.

Schlumberger Announces First-Quarter 2006 Results, page 9

Oilfield Services

First-quarter revenue of $3.71 billion was 4% higher sequentially and 34% year-on-year.

The sequential revenue increase was driven primarily by North America, led by Drilling & Measurements, Well Services and Wireline Technologies, each of which recorded strong double-digit increases.

Pretax operating income of $949 million increased 11% sequentially and 70% year-on-year driven by pricing and operating efficiency improvements that resulted in sequential growth of 170 bps in pretax operating margins to reach 25.6%.

During the quarter, Schlumberger opened two new centers to expand capacity in research, development and manufacturing. In Tyumen, West Siberia, a purpose-built Electrical Submersible Pump engineering and manufacturing facility was opened in February to develop and assemble pumps for the Russian market, while in March the Schlumberger Dhahran Center for Carbonate Research (SDCR) was inaugurated in Saudi Arabia. SDCR is a new state-of-the-art facility to enable international scientists working on oil and gas exploration and production research projects to be closer to many of the world’s major producing areas in order to facilitate focused technological solutions that address the challenges facing the industry. Activities will emphasize the carbonate reservoirs of the Middle East but are expected to have worldwide application.

North America

Revenue of $1.23 billion increased 18% sequentially and 41% year-on-year. Pretax operating income of $375 million increased 35% sequentially and 85% year-on-year.

Robust revenue growth in the Area was driven primarily by stronger rig count levels in the Canada and US Land GeoMarkets, coupled with continuing price increases, accelerated adoption of new technologies and improved operating efficiency.

Sequential pretax operating income growth was led by Canada with increased margins achieved on winter projects in the West. US Land continued to increase as a result of strong pricing gains led by Wireline, Drilling & Measurements and Well Services activities, and greater efficiency levels due to increased deployment of 24-hour operations on certain stimulation projects. North America pretax operating margins surpassed 30%.

The increasing acceptance of value for new technology in the US Land GeoMarket was reflected in strong demand for Well Services FiberFRAC*, CemNET* and new extensions of the ClearFRAC* family of technologies. This was evidenced by the usage of FiberFRAC having already achieved nearly 80% of 2005 full-year revenue levels by the end of the quarter.

Several key technologies were used across the Area in the quarter. On the Gulf of Mexico shelf, EcoScope* new-generation MWD/LWD technology was run in combination with a PowerDrive 675* rotary-steerable system for Bois D’Arc, saving $850,000 in rig time. All drilling targets were met and real-time LWD data were successfully acquired at rates of penetration up to 450 ft/hr.

Schlumberger Announces First-Quarter 2006 Results, page 10

In Canada, the first espWatcher* data acquisition system for monitoring and surveillance of Electrical Submersible Pumps was successfully installed for EnCana in their Pelican Lake field.

In Alaska, BP awarded Schlumberger an exclusive contract for an OSC* Operations Support Center dedicated to the coordination of real-time monitoring and drilling optimization activities on all of the client’s Alaska rigs.

Latin America

Revenue of $594 million declined 4% sequentially but grew 27% year-on-year. Pretax operating income of $96 million increased 6% sequentially and 49% year-on-year.

Rising rig count coupled with pricing increases and ramp up of offshore activity drove sequential revenue growth in the Venezuela/Trinidad/Tobago GeoMarket. The slight sequential decline in revenue in the Area was principally attributable to lower levels of third-party managed services on integrated projects in Mexico.

During the quarter, the Area experienced a more favorable activity mix, pricing gains and increased demand for Well Testing services and Drilling & Measurements Scope* technologies—all of which contributed to the sequential gains in pretax operating income that resulted in growth of 160 bps in pretax operating margins.

Discussions regarding the settlement of certain outstanding receivables for the PRISA contract were ongoing at the end of the quarter.

In Brazil, a 525-m long horizontal well section was steered in real time using InterACT* real-time monitoring and data delivery. Borehole images recorded by Drilling & Measurements geoVision* resistivity technology were transmitted to the Schlumberger OSC Operations Support Center in Rio de Janeiro and to the Shell real-time operations center in Houston. Close collaboration and good communication between rig-site and land-based personnel enabled the well to be successfully positioned in the best-producing section of the reservoir.

Elsewhere in Brazil, Petrobras used Drilling & Measurements new-generation Scope technology to optimize well placement on a Marlim Leste well. StethoScope* pressure-while-drilling and PeriScope* directional deep-imaging-while-drilling services successfully positioned this well to achieve productive reservoir contact of 93%.

Europe/CIS/Africa

Revenue of $1.0 billion declined 1% sequentially but increased 33% year-on-year. Pretax operating income of $210 million declined 7% sequentially but increased 70% year-on-year.

Sequential revenue performance was impacted by extreme winter weather conditions across Russia and the Caspian, negatively affecting activity for a three-week period. Activity resumed normal levels by the end of the quarter. The effect of the slowdown was partially offset by increased activity in the North Sea GeoMarket due to operating efficiencies, favorable seasonal weather conditions and accelerating demand for Wireline and Drilling & Measurements new technologies. Double-digit growth was also recorded in the North Africa, Continental Europe and Nigeria GeoMarkets.

Schlumberger Announces First-Quarter 2006 Results, page 11

The robust gains achieved in the North Sea GeoMarket were not sufficient to offset the decline in sequential pretax operating income, due primarily to the weather-induced lower activity levels in Russia and the Caspian. Year-on-year pretax operating income increases resulted from strong pricing and higher utilization levels, coupled with growing Wireline, Drilling & Measurements and Well Testing margins.

In Norway, Statoil awarded Schlumberger a wireline logging services contract including open-hole logging, production logging, mechanical coring, formation testing and perforating for a period of three years, with two option periods of two years on all their Norwegian fields. The contract is worth approximately $31 million annually.

In Algeria, Sonatrach awarded a multi-year, $85 million contract to Schlumberger Information Solutions (SIS) for new technology to complement their existing SIS services. The new technologies include reservoir modeling, reservoir simulation, drilling and information management applications. Sonatrach also awarded Schlumberger Data & Consulting Services a number of reservoir characterization and modeling projects under the same contract.

Middle East & Asia

Revenue of $863 million was flat sequentially but 29% higher year-on-year. Pretax operating income of $271 million increased 2% sequentially and 55% year-on-year.

Higher activity, together with acceptance of new Schlumberger technologies such as the Drilling & Measurements Scope family of drilling services in Saudi Arabia, resulted in double-digit growth in sequential revenue for the Arabian GeoMarket. This GeoMarket is the fastest growing in Schlumberger worldwide.

These results, combined with sustained demand for Well Services technologies in the India GeoMarket and Wireline and Well Testing technologies in the Thailand/Vietnam GeoMarket, were offset by seasonal project transitions in the Area—all of which were completed by the end of the quarter—and by declines in Well Testing activity, resulting in flat sequential revenues for the quarter.

Area pretax operating margins showed continued improvement in the quarter—growing 60 bps sequentially—primarily due to increased activity in Drilling & Measurements, Wireline and Well Services Technologies.

On the final phase of the BP extended-reach drilling campaign in Sharjah, U.A.E., Schlumberger drilled the world’s longest lateral well using under-balanced coiled-tubing drilling. The record well reached 5,524 ft.

In Egypt, Shell awarded Schlumberger an integrated drilling services contract valued at up to $15 million. New technologies available under the contract include Scope MWD/LWD services and Scanner Family* wireline services. Data & Consulting Services will provide geomechanics support for mechanical earth modeling and pore-pressure prediction.

Schlumberger Announces First-Quarter 2006 Results, page 12

PetroChina awarded Data & Consulting Services a contract for the study of the Jilin volcanic formations in Northeast China and Tazhong carbonate formations in Western China.

Highlights:

•	In the UK North Sea, BG Group deployed the new Quicksilver Probe* on the MDT* Modular Formation Dynamics Tester fluid-sampling tool in an HPHT (high pressure, high temperature) exploration well—successfully acquiring clean oil samples in reduced acquisition times. This success was essential for the client’s future exploration and development plans.

•	Working for Tullow Oil in the Southern North Sea, Data & Consulting Services delivered a comprehensive production optimization plan for the client’s Schooner and Ketch gas wells. Coiled-tubing, slickline and wireline operations were deployed from the deck of a purpose-built platform while the jack-up rig simultaneously drilled a new well on the same location. A specialized skidding and jacking system, along with a new work deck, was mounted to the side of the rig allowing safe and efficient intervention services to be conducted beneath the rig cantilever without interfering with drilling operations. This innovative work plan enabled the client to conduct simultaneous drilling operations on new wells while performing intervention work on the producing wells—affording more options to improve productivity from this brownfield site.

•	During the quarter, SIS released Avocet* Integrated Asset Modeler and delivered the first commercial copy to El Paso Corporation. This end-to-end software solution integrates the reservoir model with wells, surface infrastructure and process facilities into a single production-management environment.

•	Rosneft awarded SIS a contract to implement Petrel* seismic-to-simulation software, ECLIPSE* reservoir simulation software, PIPESIM* production system analysis software, and Merak Peep* economic evaluation and decline analysis software across its many affiliates in Russia.

•	The Houston Exploration Company awarded Schlumberger all of their fracturing services for their 2006 East Texas drilling program—totaling approximately 40 wells—and all of their open-hole wireline, cementing and fracturing services for their South Texas program—an estimated 80 wells. PowerSTIM* services have also been included in the agreement for South Texas. The contract is valued at $45 million.

•	Working for a major operator in Western Kazakhstan, Schlumberger used VDA* Viscoelastic Diverting Acid technology to confirm the economic and incremental production effectiveness of key stimulation treatments in the client’s massive carbonate reservoir. VDA stimulation treatments were carried out for three months in extreme temperatures as low as minus 35 degrees Celsius. All wells responded positively to the treatment, showing indications of increased productivity. Following this strong performance the client has begun planning a multi-year campaign for stimulation services.

Schlumberger Announces First-Quarter 2006 Results, page 13

WesternGeco

First-quarter revenue of $530 million was 14% higher sequentially and 40% higher compared to the same period last year. Pretax operating income of $158 million improved 44% sequentially and $95 million year-on-year.

Sequentially, Marine revenue increased to record levels with vessel utilization improving to 97% for the quarter, while pricing improved 58% versus the same period last year. This increased level of activity is attributable to continued strength in exploration seismic activity. Reflecting our confidence in the exploration market, a seventh Q* vessel will be commissioned in the second quarter of 2007.

Land acquisition revenue increased sequentially due to new crews being added in Russia and Chile, as well as higher Q-Land* activity in Kuwait.

Data Processing sequential revenue declined slightly and Multiclient remained at levels similar to the previous quarter.

Marine led year-on-year revenue growth with higher Q-vessel utilization augmented by improved pricing and contractual terms. Growth in Land, Multiclient and Data Processing revenues also contributed to the increase.

Sequential improvement in pretax operating income was mainly in Marine due to higher utilization and improved pricing. Land acquisition also improved due to the higher active crew count. Overall pretax operating margins reached a record level of 29.9%.

Q-vessel utilization improved from 92% in the previous year to 100% in the current year. Overall Q revenue was 91% higher than the same quarter of last year.

Revenue backlog is at an all-time high of $887 million reflecting strong and sustained Marine, Land, Multiclient and Data Processing market positions.

Highlights:

•	WesternGeco commenced the acquisition of a new multiphase Q-Marine* Multiclient survey in the Walker Ridge area of the Gulf of Mexico. The Q-Technology* application and Kirchhoff/Wavefield Extrapolation Migration processing will deliver an improved high-resolution data set to address the sub-salt imaging challenges. The project is significantly pre-funded.

•	In Mumbai, India, WesternGeco opened a new data processing and reservoir services center. The new center, staffed with more than 40 geologists and geophysicists, is the second most powerful computing facility for WesternGeco worldwide. The center is equipped to provide customers with a full suite of advanced data processing services, including depth imaging and reservoir seismic services such as reservoir characterization and 4D (time-lapse) processing and analysis.

Schlumberger Announces First-Quarter 2006 Results, page 14

•	Abu Dhabi Marine Operating Company awarded WesternGeco a Q-Seabed* seismic-survey contract covering approximately 700 sq km offshore Abu Dhabi. The survey commenced in December 2005 and will take approximately nine months to complete.

•	The M/V Gilavar, under bare-boat charter from Caspian Geophysical, was upgraded to full 3D acquisition and data processing capabilities during the quarter. The vessel is now equipped with six 6,000-m Syntrak Solid Streamer cables and WesternGeco proprietary Monowing* multistreamer towing technology. Acquisition of the first 3D survey commenced in January 2006 offshore West Africa. The vessel is contracted for multiple programs through November 2006.

Schlumberger Announces First-Quarter 2006 Results, page 15

About Schlumberger

Schlumberger is the world’s leading oilfield services company supplying technology, project management, and information solutions that optimize performance for customers working in the oil and gas industry. The company employs more than 60,000 people of over 140 nationalities working in more than 80 countries, and comprises two business segments. Schlumberger supplies a wide range of products and services from formation evaluation through directional drilling, well cementing and stimulation, well completions and productivity to consulting, software, information management, and IT infrastructure services that support core industry operational processes. WesternGeco, jointly owned with Baker Hughes, is the world’s largest seismic company and provides advanced acquisition and data processing services. In 2005, Schlumberger operating revenue was $14.31 billion. For more information, visit www.SLB.com.

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*	Mark of Schlumberger

Notes:

Schlumberger will hold a conference call to discuss the above announcement on Friday, April 21, 2006, at 9:00am New York City time (2:00pm London time/3:00pm Paris time). To access the call, which is open to the public, please contact the conference call operator at +1-888-428-4474 (toll free) for North America, or +1-612-332-0632 outside of North America, approximately 10 minutes prior to the scheduled start time. Ask for the “Schlumberger Earnings Conference Call.” A replay will be available through May 5, 2006, by dialing +1-800-475-6701 in North America, or +1-320-365-3844 outside North America, and providing the access code 822755.

The conference call will be webcast simultaneously at www.SLB.com/irwebcast on a listen-only basis. Please log in 15 minutes ahead of time to test your browser and register for the call. A replay of the webcast will also be available through May 5, 2006 at the above web site.

Supplemental information in the form of a question and answer document on this press release and financial schedules are available at www.SLB.com/ir.

For more information, please contact:

Jean-Francois Poupeau, Vice President of Communications and Investor Relations

or

Paulo Loureiro, Investor Relations Manager

+1-212-350-9432

investor-relations@slb.com